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                                    AGREEMENT



Effective_________________, 20_______ Lincoln Life & Annuity Company of New York, (LNY) and/or Lincoln Financial Advisors Corp. (LFA), member, NASD (BOTH hereinafter "Lincoln", unless otherwise indicated) appoints

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                        Name of Representative or Entity

of (or incorporated under the laws of)
                                      -----------------------------------------
                                                City, State or State

in the following manner: with LNY as ____________________________;  with LFA as

 __________________ (hereinafter collectively referred to as "Representative").


1.    DEFINITIONS

     a.   BROKER:     An individual appropriately licensed and appointed to sell the fixed insurance products or non-registered variable products described herein;

     b. REGISTERED REPRESENTATIVE: An individual who, as a result of passing the appropriate examinations of the National Association of Securities Dealers (NASD) or other appropriate self-regulatory organizations
          (SRO), and also appropriately licensed and appointed to sell insurance products may sell the insurance products described herein;

     c.   CORPORATE INSURANCE BROKER:      A corporation appropriately licensed
          to sell the fixed insurance products or non-registered variable products described herein.

     d.   BROKER/DEALER:    An individual, partnership, corporation or other
          legal entity admitted to membership in the National Association of Securities Dealers (NASD) and appropriately licensed and/or appointed to sell the insurance products described herein; or an organization such as a bank, which pursuant to statutory or regulatory authority, may act as a broker/dealer without being a member of the NASD, but is appropriately licensed and appointed to sell the insurance products as described herein.


2.    LIMITATIONS ON APPOINTMENT

          The Representative is authorized to solicit applications for those contracts named in the Compensation Schedules attached to this Agreement, and the Representative agrees to do so. However, he/she/it shall do so only while properly licensed by and/or registered with the appropriate governmental agency or authority for that specific type of product. All fees for such licensing shall be borne by the Representative along with any administrative charges associated with such licensing.

     a. In no event is the Representative authorized to offer Lincoln contracts outside of the state of New York.


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3.   NASD MEMBERSHIP (IF APPLICABLE)

     Each party to this Agreement, if acting as a Broker/Dealer, represents that it is a member of the National Association of Securities Dealers, Inc. ("NASD"). Each party further agrees to comply with all applicable state and federal law, rules, and regulations. Broker/Dealer's expulsion from the NASD shall automatically terminate this Agreement without notice. Broker/Dealer's suspension will terminate this Agreement immediately upon written or oral notice from Lincoln received by Broker/Dealer.

4.   LIMITATIONS OF AUTHORITY

     The Representative has no authority to incur any obligations or debts for or on behalf of Lincoln without its express written consent; to make, modify, or discharge any contract on behalf of Lincoln by any statement, promise, representation or transaction; to waive, alter, modify or change any of the terms, rates, or conditions of the Lincoln contracts; or to receive any monies or Purchase Payments (except for the sole purpose of forwarding monies or Purchase Payments to Lincoln).

5.   RELATIONSHIP OF PARTIES

     In the performance of all of his/her/its duties under this Agreement, the relationship of the Representative to Lincoln is that of an independent contractor and none other. Neither party shall be deemed to be an employee or partner of the other party for any purpose, and nothing herein shall be construed to create the relationship of master and servant, employer and employee, or joint venturers between the Representative and Lincoln.

6.   COMPENSATION

     Upon submission of applications for Lincoln contracts by the Representative, or appropriately licensed agents of the Representative, conforming to such rules and procedures for the conduct of the business of Lincoln as are now established and as may be reasonably established by Lincoln in the future, and upon issuance of contracts by Lincoln, the Representative shall be entitled, subject to the terms and conditions of the Agreement, to the applicable service fees set forth in the attached Compensation Schedule(s) or revisions of such Compensation Schedule(s) and all amendments, changes, and replacements thereof, as may be made at the exclusive discretion of Lincoln. These Compensation Schedule(s) are made a part of this Agreement. Revised Compensation Schedules shall apply to policies issued and service fees earned after the date that said schedules are adopted by Lincoln. In the case of any violation of any of the terms of this Agreement, Lincoln shall be allowed to retain service fees earned but not yet paid by Lincoln. Lincoln has the right to deduct damages and expenses from such retained commissions. If Representative sells in an unauthorized market, or without pre-approval of Lincoln where necessary, such Representative forfeits all compensation under this Agreement from such unauthorized sale.

     The representative shall be solely responsible for all compensation paid to its agents and all related tax reporting that may be required under applicable law.



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7.   EXCLUSIVE RIGHTS OF SOLICITATION AND SERVICE

     a. Where the Representative establishes a relationship with an organization for the purpose of selling Lincoln contracts TO THE ORGANIZATION, no other entity with SELLING authorization FROM Lincoln may approach, solicit, or otherwise contact such organization for the purpose of selling or servicing Lincoln contracts as long as the Representative is actively and effectively selling and servicing Lincoln contracts, subject to the terms of Section 7(d).

     b. The Representative may not establish a relationship with an organization for the purpose of selling or servicing Lincoln contracts if another entity with authorization from Lincoln has already established such relationship with said employer. Any exceptions to this must be requested by the Representative and reviewed and approved in writing by an officer of Lincoln.

     c. Notwithstanding anything to the contrary contained in (a) or (b) above, the parties expressly agree that the Representative may represent any other insurance carriers and offer any other insurance, lines, products, or business, whether or not such other carrier lines, products or business compete directly or indirectly with Lincoln.

     d. Lincoln shall be the sole arbitrator in these matters, and further, reserves the right to withdraw the exclusive rights of any entity, at the complete discretion of Lincoln.

8.   ADVERTISING AND MARKETING MATERIAL

     a. The Representative shall cooperate with Lincoln in preparing advertising, solicitation brochures, and other marketing materials to be used by Representative to sell Lincoln contracts. No promotional and marketing material shall be used by Representative to sell Lincoln contracts unless such material has received the prior written approval of Lincoln and has been filed with the appropriate governmental and regulatory agencies. No promotional and marketing material shall be disseminated or used in any manner unless Lincoln's express written approval has been given hereto.

     b. The Representative shall train and supervise all of his/her/its employees, agents and other third parties involved in the solicitation, sale and delivery of the contracts.

     c. The Representative agrees to indemnify and hold Lincoln harmless from any liability resulting from the negligent, improper, unauthorized, or illegal use of sales, marketing, solicitation, or other materials.

     d. Upon termination of this Agreement, all records, unused supplies, Lincoln provided software, and all other material furnished by Lincoln in the Representative's possession shall be returned to Lincoln upon request.

9.   PROSPECTUS (IF APPLICABLE)

     a. Lincoln agrees to deliver to the Representative current LNY prospectuses. The Representative agrees to destroy and dispose of all prior prospectuses immediately upon receipt of the current prospectuses.


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     b.   LNY shall be liable for all statements contained in the current prospectus. The Representative shall be liable for all statements made by the Representative, his/her/its agents, or employees, if applicable, which are not contained in the current prospectus.

10.  PURCHASE PAYMENTS

     All initial Purchase Payments shall be made payable to LNY and shall be delivered together with all applications and related information in accordance with procedures established by Lincoln.

     Any subsequent Purchase Payments received by the Representative on behalf of LNY shall be forwarded promptly, but under no circumstances in more than two (2) business days, in gross amount, to LNY.

11.  INDEMNIFICATION

     a. The Representative shall be solely responsible for the malicious, intentional, reckless, knowing, or negligent acts or omissions of himself or of his/her/its employees, officers, agents, and sales persons for the business covered under this Agreement and shall indemnify and hold harmless Lincoln from any claims, demands, liabilities, actions, judgements, loss, cost or expense, including attorney fees, court costs, and punitive damages incurred by Lincoln by reason of such acts or omissions.

     b. Lincoln shall be solely responsible for the negligent acts or omissions of its employees, officers, agents, and sales persons for the business covered under this Agreement and shall indemnify and hold harmless the Representative from any claims, demands, liabilities, actions, judgements, loss, cost, or expense, including attorney fees and court costs incurred by the Representative which are caused by or arise out of any negligent acts or omissions of Lincoln, its employees, officers, agents, or sales persons.

     c. The Representative, not Lincoln, is solely responsible for all statements, written or oral, acts, or representations, whether expressed or implied, made by his/her/its agents, or employees and is responsible for notifying his/her/its agents or employees of the terms and conditions of this Agreement.

     d. The Representative, (unless acting for Lincoln in its capacity as a Broker/Dealer) not Lincoln, is solely responsible as to the suitability of sale of the Lincoln contracts to individual persons.

     e. The Representative is solely responsible for performing the Maximum Exclusion Allowance calculations for any 403(B) sales.

     f. The Representative shall immediately notify Lincoln of any and all complaints about Lincoln contracts received by the Representative.

12.  ASSIGNMENTS/MODIFICATIONS

     a. Lincoln and the Representative shall make no assignment or transfer of this Agreement or of any benefits or obligations hereunder, either in whole or in part, without the prior written consent of the other. Any such assignee or transferee shall be properly licensed, including pursuant to Section 1 of this Agreement, to perform its function under this Agreement prior to the assignment to transfer. All terms and conditions of this Agreement are applicable to any assignment or transfer.


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     b.   This Agreement embodies the entire Agreement of the parties relative to the matters with which it deals and is intended to be the entire and exclusive embodiment thereof. Neither the Representative nor Lincoln shall be bound by any promise, agreement, understanding, or representation heretofore or hereafter made relative to the subject matter of this Agreement except for any amendment under this paragraph 12.b. or a change, revision, or addition to the attached Compensation Schedule(s) as provided in Section 6.

          This Agreement may be amended or revised at any time by Lincoln, upon notice to the REPRESENTATIVE and, unless THE REPRESENTATIVE notifies us in writing to the contrary within 10 calendar days of the mailing date of any such amendment, REPRESENTATIVE will be deemed to have accepted that amendment or modification

13.  INDEBTEDNESS OF REPRESENTATIVE

     Lincoln shall have first lien on all service fees and other compensation payable hereunder for any debt due from the Representative to Lincoln or any of its affiliates, including charges relating to certain cancellations, rejections, or reissues of contracts. Lincoln may at this time deduct or set off from any moneys payable under this Agreement, or from any other source, any such debt or debts at the legal rate. This lien shall not be extinguished by the termination of the Representative's authority. This provision shall not be construed in any way to limit any indebtedness of the Representative to the value of the service fees and other compensation payable under this Agreement. In the event of the termination of the Representative's authority, the unpaid balance of the Representative's indebtedness shall be immediately due and payable without demand or notice.

14.  TERMINATION OF AGREEMENT

     The Representative or Lincoln may terminate the Representative's appointment under this Agreement, with or without cause, by notice sent by ordinary mail to the last known address of the other party. Terminations of appointment as used in this Agreement shall mean termination of authority either through cancellation of the appropriate license or registration as required by this paragraph or through termination of this entire Agreement.

     However, Lincoln reserves the right, rather than to completely terminate this Agreement, to suspend the right of the Representative to sell new business, including taking applications on existing contracts, but still allow the representative to service existing business. This right shall exist provided that it does not violate any applicable state or federal law or regulation. Lincoln will provide evidence of servicing relationship in writing to representative. Lincoln reserves the right to terminate the service agreement pursuant to the terms of this Agreement.

     If the Representative's right to sell new business, including taking applications on existing contracts, is suspended by Lincoln while still allowing representative to service existing business, then all compensation as provided by this agreement shall continue to be payable to Representative as long as Representative remains broker of record and unless otherwise provided in this agreement.

15.  FORBEARANCE

     Forbearance or neglect of Lincoln to insist upon performance of this Agreement shall not constitute a waiver of its rights and privileges.


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16.  CHOICE OF LAW

     The Representative and Lincoln expressly agree that in the case of any disputes arising under this Agreement, said Agreement shall be construed under New York Law.








LINCOLN LIFE & ANNUITY COMPANY                REPRESENTATIVE
      OF NEW YORK



By:                                           BY:
  ----------------------------                  -----------------------------
      Assistant Secretary                         Broker/Dealer or Company


                                              BY:
                                                -----------------------------
                                                    (Authorized Officer)

                                                  ---------------------------
                                                   Tax Identification Number
LINCOLN FINANCIAL ADVISORS


By:
  ----------------------------
      Assistant Secretary